Exhibit 99.1

NOVASTAR ANNOUNCES MANAGEMENT PROMOTIONS

KANSAS CITY, MO., March 9, 2012 - NovaStar Financial, Inc. (NOVS.PK) is pleased to announce the following promotions:

Steve Haslam to Chief Operating Officer of NovaStar: Steve is Chief Executive Officer of StreetLinks LLC, a subsidiary of NovaStar, and will continue to hold this title in addition to his new role as COO of NovaStar. “Steve has done a great job growing StreetLinks from an early stage investment into one of the leading appraisal management companies in the industry. During this time he has developed a strong leadership team within the StreetLinks organization that is now ready for additional responsibility in running the business, allowing Steve to expand his role. As COO of NovaStar, Steve will continue to guide StreetLinks growth, help build our other businesses, and give us the ability to expand the portfolio of businesses we own and operate,” said Lance Anderson, Chief Executive Officer of NovaStar.

Matt Lautz to Vice President and Chief Information Officer of NovaStar: Prior to this promotion, Matt was President of Corvisa, LLC, a subsidiary of StreetLinks. “The merger of Corvisa into StreetLinks gave us the flexibility to expand Matt's role to be focused more broadly on all of the NovaStar companies. Matt is an incredible technology leader for our organization and has done a great job building a world-class technology platform that can be used to support the growth of all the businesses we operate today and in the future,” said Mr. Anderson.

Brett Monger to Vice President, Controller and Chief Accounting Officer of NovaStar: Prior to this promotion, Brett was a manager in NovaStar's accounting department. “The demands on the Company's accounting function are growing with our portfolio of businesses. Brett's experience at NovaStar and his public accounting background suit him well to meet these demands,” said Rodney Schwatken, Chief Financial Officer of NovaStar.

“I would like to congratulate Steve, Matt and Brett on their promotions and thank them for all their hard work to date,” said Mr. Anderson. “These promotions represent continued progress in the rebuilding efforts of NovaStar.”

About NovaStar

NovaStar Financial, Inc. acquires and operates early stage businesses that we consider to be in the technology-enabled services industry. We currently own majority interests in StreetLinks LLC, Advent Financial Services, Inc. and Mango Moving, LLC.

For more information, please reference our website at www.novastarfinancial.com or contact Matt Kaltenrieder, Investor Relations, (816.237.7508 or IR@novastarfinancial.com.)